Exhibit 99.1

Iridex Announces First Quarter 2021 Financial Results

MOUNTAIN VIEW, Calif., May 11, 2021 -- Iridex Corporation (Nasdaq: IRIX) today reported financial results for the first quarter ended April 3, 2021.

First Quarter Highlights

•	Closed strategic collaboration with Topcon Corporation netting $19.5 million in new funds
•	Record first quarter revenue of $12.0 million, an increase of 33% from the $9.0 million in the prior year period
o	10% from new products acquired from Topcon
•	Cyclo G6® product family revenue of $3.3 million, an increase of 15% year-over-year
•	13,600 Cyclo G6 probes sold, a 4% year-over-year increase despite continued COVID-19 impacts
o	International sales of Cyclo G6 probes increased by 18%, setting a new quarterly record
•	64 Cyclo G6 Glaucoma Laser Systems sold, compared to 38 in the prior year period
•	Retina product revenue grew 61% year-over-year to $6.7 million
o	16% from sales of PASCAL® products acquired from Topcon
•	Cash at quarter-end of $28 million
•	First new 810 Laser sold in March
o	Showcased 810 Laser and PASCAL Synthesis™ at the 2021 Hawaiian Eye Meeting in May

“We enjoyed a strong start to 2021 and our positive momentum continued with revenue that exceeded pre-COVID levels, setting a record for first quarter revenue. During the quarter, we saw international adoption of our Cyclo G6 probes rebound strongly, leading to a new first quarter high in Cyclo G6 probe sales. Additionally, we saw strong performance in our retina business, which was further bolstered by the initial sales of PASCAL products acquired from Topcon,” said David I. Bruce, President and CEO of Iridex.

“The investments we made in our product portfolio over the past year and a half are really starting to pay off for the company, particularly with respect to our enhanced retina products. Our focus is now shifting to expand our sales and marketing programs, where we are broadening efforts to demonstrate the many benefits of our non-incisional glaucoma therapy. We intend to leverage our strengthened balance sheet following the Topcon transaction, and pursue the expanding global opportunities we see in both our glaucoma and retina product portfolios,” concluded Bruce.

First Quarter 2021 Financial Results

Revenue for the three months ending April 3, 2021 increased 33% to $12.0 million from $9.0 million during the same period of the prior year. Excluding newly acquired PASCAL products, revenue increased 19% over the first quarter of 2020.

Gross profit for the first quarter of 2021 increased to $4.9 million, a 41% gross margin, compared to $3.9 million, a 43% gross margin, in the same period last year. The gross margin reduction was primarily attributable to a higher portion of revenue coming from wholesale capital equipment sales.

Operating expenses for the first quarter of 2021 increased 22% to $6.8 million compared to $5.6 million in the same period of the prior year, mainly due to additional expenses in PASCAL operations and non-recurring Topcon transaction and integration expenses.

Net Loss for the first quarter of 2021 was $2.0 million, compared to $1.7 million in the same period of the prior year. Net Loss on a per share basis was $0.14 versus $0.12 last year.

Cash usage in the first quarter was $1.1 million, including approximately $0.5 million of non-recurring Topcon transaction payments, which resulted in cash of $28 million at quarter-end.

Guidance for Full Year 2021

Iridex expects total revenue for fiscal year 2021 to be $48 million to $51 million, reflecting growth of 32% - 40% over fiscal year 2020. In addition, Cyclo G6 probe sales of 56,000 to 59,000 and Glaucoma Laser System sales of 250 to 275 are expected in 2021.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 1282162. A live and archived webcast of the event will be available on the “Investors” section of the Company’s website: www.iridex.com.

About Iridex
Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the future momentum, demand and utilization of the Company's products, financial guidance, expected sales volumes and benefits from the Topcon partnership. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Leigh Salvo

(415) 937-5404

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	April 3,	March 28,
	2021	2020

Total revenues	$11,959	$9,021
Cost of revenues	7,020	5,105
Gross profit	4,939	3,916

Operating expenses:
Research and development	1,165	719
Sales and marketing	2,982	3,152
General and administrative	2,633	1,698
Total operating expenses	6,780	5,569

Loss from operations	(1,841)	(1,653)
Other (expense) income, net	(161)	9
Loss from operations before provision for income taxes	(2,002)	(1,644)
Provision for income taxes	8	7
Net loss	$(2,010)	$(1,651)

Net loss per share:
Basic	$(0.14)	$(0.12)
Diluted	$(0.14)	$(0.12)

Weighted average shares used in computing net loss per share
Basic	14,346	13,786
Diluted	14,346	13,786

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	April 3,	January 2,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$27,993	$11,626
Accounts receivable, net	8,185	7,289
Inventories	7,042	5,714
Prepaid expenses and other current assets	1,001	730
Total current assets	44,221	25,359
Property and equipment, net	719	449
Intangible assets, net	2,349	68
Goodwill	965	533
Operating lease right-of-use assets, net	1,228	1,428
Other long-term assets	77	132
Total assets	$49,559	$27,969

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,687	$1,148
Accrued compensation	1,873	1,965
Accrued expenses	1,447	990
Other current liabilities	2,274	816
Current portion of PPP loan	2,185	1,249
Accrued warranty	124	166
Deferred revenue	1,812	938
Operating lease liabilities	1,345	1,409
Total current liabilities	12,747	8,681

Long-term liabilities:
PPP loan	312	1,248
Accrued warranty	81	81
Deferred revenue	10,653	289
Operating lease liabilities	95	282
Other long-term liabilities	22	22
Total liabilities	23,910	10,603

Stockholders' equity:
Common stock	165	148
Additional paid-in capital	84,419	74,181
Accumulated other comprehensive income (loss)	19	(19)
Accumulated deficit	(58,954)	(56,944)
Total stockholders' equity	25,649	17,366

Total liabilities and stockholders' equity	$49,559	$27,969